SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1


                               CROSSWALK.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253624 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_| Rule 13d-1 (b)
         |X| Rule 13d-1 (c)
         |_| Rule 13d-1 (d)

--------------

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                      -----------------------------
    CUSIP No. 253624 10 0         SCHEDULE 13G           Page 2 of 5 Pages
-----------------------------                      -----------------------------

--------- ----------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Timothy B. Robertson
--------- ----------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)    |_|
                                                                      (b)    |_|
          Not Applicable
--------- ----------------------------------------------------------------------
3.        SEC USE ONLY


--------- ----------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
------------------------- ------- ----------------------------------------------
                          5.      SOLE VOTING POWER
       NUMBER OF
                                  504,000
         SHARES           ------- ----------------------------------------------
                          6.      SHARED VOTING POWER
      BENEFICIALLY
                                  NONE
        OWNED BY          ------- ----------------------------------------------
                          7.      SOLE DISPOSITIVE POWER
          EACH
                                  504,000
       REPORTING          ------- ----------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
      PERSON WITH
                                  NONE
------------------------- ------- ----------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          504,000
--------- ----------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                    |_|

--------- ----------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.3%
--------- ----------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          IN
--------- ----------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13G
                                       FOR
                              TIMOTHY B. ROBERTSON

         This Amendment No. 2 hereby amends and restates the Schedule 13G filed with the Securities and Exchange Commission on April 3, 2000 (the "Schedule
13G") and Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2001, with respect to the Common Stock, par value $0.01 per share, of Crosswalk.com, Inc.

Item 1(a).  Name of Issuer:

            CROSSWALK.COM, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4100 LAFAYETTE DRIVE, SUITE 110
            CHANTILLY, VA 20151

Item 2(a).  Name of Person Filing:

            TIMOTHY B. ROBERTSON

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            295 BENDIX ROAD
            SUITE 130
            VIRGINIA BEACH, VA 23452

Item 2(c).  Citizenship:

            UNITED STATES

Item 2(d).  Title of Class of Securities:

            COMMON STOCK, PAR VALUE $0.01 PER SHARE

Item 2(e).  CUSIP Number:

            253624 10 0



                               Page 3 of 5 Pages

Item 3. If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

        (a) |_| Broker or dealer  registered  under  Section 15 of the  Exchange
                Act.

        (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) |_| Investment company registered under Section 8 of the Investment Company Act.

        (e) |_| An    investment     adviser    in    accordance    with    Rule
                13d-1(b)(1)(ii)(E).

        (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

        (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.     Ownership.

        (a) Amount beneficially owned:  504,000 SHARES 1
        (b) Percent of class:  6.3% 2
        (c) Number of shares as to which such person has:
            (i)   Sole power to vote or to direct the vote: 504,000
            (ii)  Shared power to vote or to direct the vote: NONE
            (iii) Sole power to dispose or to direct the disposition of: 504,000
            (iv)  Shared power to dispose or to direct the disposition of: NONE

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable




-----------------------------
1 As of December 31, 2001.

2 Based on 7,959,721 shares of Common Stock outstanding as of November 12, 2001.


                               Page 4 of 5 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

            Not applicable

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date:  January 29, 2002

                                            /s/ Timothy B. Robertson
                                            ------------------------------------
                                            Timothy B. Robertson


         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).



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